QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.4

BOND INDEMNITY AGREEMENT

        THIS BOND INDEMNITY AGREEMENT (this "Agreement") is made and entered into as of the 12th day of November, 2002, between Brookfield Homes Corporation, a Delaware corporation, and Brookfield Homes Holdings Inc., a California corporation ("BHHI") (collectively, the "Indemnitors"), and Brookfield Properties (US) Inc., a Delaware Corporation ("BPUSI"), and Brookfield Homes (Delaware) Inc., a Delaware corporation ("BHI").

RECITALS:

1.    Each of Brookfield Washington Inc., a Maryland corporation ("BWI"), and Brookfield Homes of California Inc., a California corporation ("BHOC") and Brookfield Homes (US) Inc., a Delaware corporation ("BHUS") (collectively, the "Sellers"), have entered into a Purchase Agreement, each effective as of September 30, 2002 (collectively, the "Purchase Agreements") with BHHI, for the purpose of BHHI acquiring from the Sellers, and the Sellers selling to BHHI, the Purchased Interests (as defined herein), upon the terms and conditions and subject to the conditions set forth in the Purchase Agreements.

2.    Pursuant to the terms of the Purchase Agreements, BHHI has agreed to execute and deliver this Agreement pursuant to which the Indemnitors shall indemnify BPUSI, BHI and their respective Affiliates (as defined herein), including, without limitation, the Sellers, against all performance and payment obligations of BPUSI, BHI and their respective Affiliates arising out of performance and payment bonds, letters of credit or other assurance instruments of the Purchased Entities and their Subsidiaries or any renewals, continuations of or substitutes for such bonds (each, a "Bond" and collectively, the "Bonds").

        NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound, the parties agree as follows:

1.    Certain Definitions.    The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

        "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, BPUSI or BHI (other than the Purchased Entities).

        "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to be closed in New York, New York.

        "Closing" means the closing of the purchase and sale of the Purchased Interests pursuant to the Purchase Agreements.

        "Closing Date" means the date upon which the Closing occurs.

        "Control" (including the terms "Controlling," "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through stock ownership, voting rights, governing boards or otherwise.

        "Prime Rate" means as of a particular date the prime rate of interest as published on that date in the Wall Street Journal and generally defined therein as the base rate on corporate loans charged by at least 75% of the nation's 30 largest banks. If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate on that date shall be the Prime Rate in the Wall Street Journal on the nearest preceding date on which the Wall Street Journal was published.

        "Purchased Entities" mean Brookfield California Land Holdings LLC, Brookfield Washington LLC, Coscan Adler Limited Partnership, Brookfield San Diego Holdings LLC, Brookfield Southland Holdings LLC, Brookfield Bay Area Holdings LLC and Brookfield Financial California LLC.

        "Purchased Interests" means all of the outstanding shares, and limited liability company membership or partnership interests of the Purchased Entities.

        "Subsidiaries" shall mean each of the corporations, limited liability companies and partnerships in which any of the Purchased Entities directly or indirectly owns an equity interest.

2.    Obligations.    (a) The Indemnitors covenant and agree to fully indemnify, protect, defend and save harmless BPUSI, BHI and their respective Affiliates including, without limitation, each of the Sellers (each an "indemnified person") from and against any loss, damage, cost, expense, liability or other obligation which the indemnified persons may pay or incur (collectively, "Obligations") under or in respect of Bonds on or after the Closing Date. All of the Obligations of the Indemnitors hereunder shall be joint and several.

        (b)  For greater certainty, but without limiting the generality of the foregoing, Obligations include premiums and other charges payable under or in respect of the Bonds, payment obligations, construction obligations and penalties payable or required to be performed by an indemnified person, including those applicable to an indemnified person on the basis that such indemnified person is jointly and severally liable for such Obligations payable or required to be performed by another person or entity, and all costs and expenses (including reasonable fees and disbursements of counsel and all other reasonable out-of-pocket costs and expenses incurred in connection with investigating, defending, enforcing or bringing any action, suit or proceeding, commenced or threatened) sustained or incurred by an indemnified person arising out of or in connection with the Bonds or this Agreement.

        (c)  Payments owing by the Indemnitors under this Agreement shall be paid by the Indemnitors to the relevant indemnified person within five Business Days of notice of the amount owing given by such indemnified person, BPUSI or BHI to the Indemnitors. Such payments shall be made by check or by wire transfer of immediately available funds to the account designated by BPUSI, BHI or the relevant indemnified person.

3.    Interest.    The Indemnitors shall pay the indemnified persons interest in arrears on amounts owing by the Indemnitors under this Agreement from the time that the relevant payment on an Obligation is made by the indemnified person until the Indemnitors pay the indemnified person in respect of such payment in accordance with this Agreement, such interest to be at the Prime Rate.

4.    Premiums.    The Indemnitors shall be responsible for and shall pay all premiums and other charges payable under or in respect of the Bonds. Such payment shall be made promptly after receipt by the Indemnitor or any of the Purchased Entities of notice of such amounts owing; provided, however, the failure of an indemnified person to provide such notice shall not relieve the Indemnitors from their obligations under this Section 4.

5.    At the request of BHI, BPUSI and/or any other indemnified person, the Indemnitors agree that they shall execute and deliver in favor of the holder of any of the Bonds such guarantees, indemnities and other agreements reasonably requested or required by any such holder in order to release any indemnified person from any or such indemnified person's obligations and liabilities under or in respect of such Bonds.

6.    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, shall be settled only by arbitration in the State of Delaware in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and the parties hereto hereby consent to the jurisdiction of the Delaware courts for this purpose.

7.    Entire Agreement.    This Agreement contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and no amendment or modification of this Agreement shall be effective unless in writing and signed by the party against which it is sought to be enforced.

8.    Invalidity.    Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part of this Agreement and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied in this Agreement to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by a court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth of this Agreement.

9.    No Third-Party Beneficiaries.    Except for the provisions of this Agreement relating to indemnified persons other than the parties hereto, this Agreement shall be binding upon and inure to the sole benefit of the parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.    Governing Law.    The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

11.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.    Assignment.    This Agreement shall not be assignable by any of the parties or any indemnified person except pursuant to a writing executed by each of the parties. Any assignment or attempted assignment in violation of this Section 9 shall be null and void.

13.    Interpretation.    The parties agree that this Agreement is the product of negotiations between sophisticated parties, each of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision of this Agreement. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

14.    Headings.    Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

BROOKFIELD HOMES CORPORATION
By:	/s/ SHANE PEARSON Name: Shane Pearson Title: Secretary
BROOKFIELD HOMES HOLDINGS INC.
By:	/s/ IAN G. COCKWELL Name: Ian G. Cockwell Title: President
BROOKFIELD PROPERTIES (US) INC.
By:	/s/ BRUCE FLATT Name: Bruce Flatt Title: President and Chief Executive Officer
BROOKFIELD HOMES (DELAWARE) INC.
By:	/s/ PAUL KERRIGAN Name: Paul Kerrigan Title: Chief Financial Officer

QuickLinks

  EXHIBIT 10.4
BOND INDEMNITY AGREEMENT
RECITALS